Exhibit 99.1
NEWS CORPORATION REPORTS THIRD QUARTER RESULTS FOR FISCAL 2022
FISCAL 2022 THIRD QUARTER KEY FINANCIAL HIGHLIGHTS

•Revenues in the quarter were $2.49 billion, a record for third quarter revenue and a 7% increase compared to $2.34 billion in the prior year
•Net income in the quarter was $104 million, an 8% increase compared to $96 million in the prior year
•Total Segment EBITDA in the quarter was $358 million, a 20% increase compared to $298 million in the prior year, and includes $15 million of one-time transaction costs
•In the quarter, Reported EPS were $0.14 compared to $0.13 in the prior year – Adjusted EPS were $0.16 compared to $0.09 in the prior year
•Dow Jones reported its highest third quarter revenue since its acquisition with 16% growth and saw continued digital subscription gains as well as strong performance in advertising
•As of the end of March, Foxtel’s total paid streaming subscribers grew 62% compared to the prior year with both BINGE and Kayo at approximately 1.2 million subscribers
•Digital Real Estate Services segment revenues grew 19% in the quarter and Segment EBITDA expanded 17% despite a difficult prior year comparison
•News Media continued to benefit from the rebound in the advertising market, new content licensing revenues and strong digital subscriber gains

NEW YORK, NY – May 5, 2022 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended March 31, 2022.

Commenting on the results, Chief Executive Robert Thomson said:

“News Corp revenues and profitability set new records for the third quarter, building on the momentum of preceding record quarters. We have now achieved more in profitability through the first three quarters of fiscal 2022 — at over $1.3 billion and rising 27 percent compared to the prior year — than in any entire fiscal year since our rebirth in 2013.

For the third quarter of fiscal 2022, News Corp delivered $2.5 billion of revenues, up 7 percent, despite significant currency volatility, while profitability improved by 20 percent, including one-time transaction costs for the OPIS acquisition. That growth has been underpinned by our continued transformation to a digital-led company. We benefited from a surge in digital advertising revenue, including 21 percent growth at Dow Jones, and more than 15 percent growth in paid digital subscribers across our key markets.

The acquisition of OPIS, along with Base Chemicals, expected to close by the end of next month, represent an exciting opportunity for Dow Jones, extending the depth and reach of our news and information capabilities in the commodities sector. The appetite for data, analysis and insight in the energy, renewables, chemicals and related fields is strong and growing, and we believe Dow Jones is now well positioned to capitalize on that burgeoning opportunity.

News Corp is a company transformed, more intensely digital and global, with strong growth in our core markets and much unrealized potential. Macroeconomic challenges affect all businesses, whether it be supply chain pressures or inflation. But our collective resilience, adaptability and creativity, already stress-tested by the pandemic, have contributed to record revenues and profits.”

THIRD QUARTER RESULTS

The Company reported fiscal 2022 third quarter total revenues of $2.49 billion, a 7% increase compared to $2.34 billion in the prior year period. The increase reflects growth in all revenue lines, including the impact of recent acquisitions, partially offset by the $85 million, or 3%, negative impact from foreign currency fluctuations. Adjusted Revenues (which exclude the foreign currency impact, acquisitions and divestitures as defined in Note 2) increased 6%.

Net income for the quarter was $104 million, an 8% increase compared to $96 million in the prior year, reflecting higher Total Segment EBITDA, as discussed below, and lower tax expense, partially offset by lower Other, net and higher interest expense.

The Company reported third quarter Total Segment EBITDA of $358 million, a 20% increase compared to $298 million in the prior year, primarily due to higher revenues, as discussed above, and lower costs in the Other segment due to lower employee costs driven by stock price performance. The growth was partially offset by higher costs at the Dow Jones, Digital Real Estate Services and Book Publishing segments, which reflects the impact of recent acquisitions including $15 million of transaction costs related to the acquisition of OPIS. The growth was also partially offset by the $16 million, or 6%, negative impact from foreign currency fluctuations. Adjusted Total Segment EBITDA (as defined in Note 2) increased 25%.

Net income per share attributable to News Corporation stockholders was $0.14 as compared to $0.13 in the prior year.

Adjusted EPS (as defined in Note 3) were $0.16 compared to $0.09 in the prior year.

SEGMENT REVIEW

	For the three months ended March 31,			For the nine months ended March 31,
	2022	2021	% Change	2022	2021	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
Digital Real Estate Services	$416	$351	19%	$1,298	$980	32%
Subscription Video Services	494	523	(6)%	1,502	1,530	(2)%
Dow Jones	487	421	16%	1,439	1,253	15%
Book Publishing	515	490	5%	1,678	1,492	12%
News Media	580	550	5%	1,794	1,610	11%
Other	—	—	—%	—	1	**
Total Revenues	$2,492	$2,335	7%	$7,711	$6,866	12%

Segment EBITDA:
Digital Real Estate Services	$137	$117	17%	$453	$378	20%
Subscription Video Services	79	91	(13)%	279	293	(5)%
Dow Jones	88	82	7%	327	263	24%
Book Publishing	67	80	(16)%	259	255	2%
News Media	39	8	**	184	52	**
Other	(52)	(80)	35%	(148)	(178)	17%
Total Segment EBITDA	$358	$298	20%	$1,354	$1,063	27%
** - Not meaningful

Digital Real Estate Services

Revenues in the quarter increased $65 million, or 19%, compared to the prior year, driven by continued underlying growth at REA Group and Move, as well as the acquisition of Mortgage Choice, partially offset by the $16 million, or 4%, negative impact from foreign currency fluctuations. Segment EBITDA in the quarter increased $20 million, or 17%, compared to the prior year, primarily due to the higher revenues. The growth was partially offset by the increase in expenses associated with the acquisition of Mortgage Choice, higher employee costs and higher marketing expenses at both Move and REA Group. Adjusted Revenues and Adjusted Segment EBITDA (as defined in Note 2) increased 14% and 18%, respectively.

In the quarter, revenues at REA Group increased $57 million, or 30%, to $246 million, driven by higher financial services revenues, primarily due to the $38 million contribution from the acquisition of Mortgage Choice, and higher Australian residential revenues due to strong national listings, price increases and favorable depth penetration and product mix. The growth was partially offset by the $16 million, or 9%, negative impact from foreign currency fluctuations. Australian national residential buy listing volumes in the quarter increased 11% compared to the prior year, with listings in Sydney up 14% and Melbourne up 8%.

Move’s revenues in the quarter increased $8 million, or 5%, to $170 million, primarily as a result of higher real estate revenues. Real estate revenues, which represented 85% of total Move revenues, increased $9 million, or 7%, due to growth in both the referral model and the traditional lead generation product. The referral model benefited from record average home values, partially offset by lower transaction volume. The referral model generated 28% of total Move revenues in the quarter compared to approximately 25% in the prior year. The improvement in the traditional lead generation product was driven by higher contribution from the Market VIP℠ product and continued improvements in yield from Connections℠ Plus, partially offset by the impact from lower lead volume. Revenue growth was also partially offset by a $3 million negative impact from the divestiture of Top Producer. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal third quarter declined 3% year-over-year to 95 million, which includes 100 million unique users in March. Lead volume declined 22%, reflecting a continued tough comparison to the prior year when lead volumes increased over 40% year-over-year.

Subscription Video Services

Revenues in the quarter decreased $29 million, or 6%, compared with the prior year, reflecting a $35 million, or 7%, negative impact from foreign currency fluctuations. Higher revenues from BINGE and Kayo and an increase in advertising revenues were partially offset by the impact from fewer residential broadcast subscribers. Foxtel Group streaming subscription revenues represented approximately 20% of total circulation and subscription revenues in the quarter. Adjusted Revenues increased 1% compared to the prior year.

As of March 31, 2022, Foxtel’s total closing paid subscribers were over 4.3 million, a 23% increase compared to the prior year, primarily due to the growth in BINGE and Kayo subscribers, partially offset by lower residential broadcast subscribers. Broadcast subscriber churn in the quarter improved to 14.3% from 20.1% in the prior year. Broadcast ARPU for the quarter increased 2% year-over-year to A$82 (US$59).

	As of March 31,
	2022	2021
	(in 000's)
Broadcast Subscribers
Residential	1,522	1,711
Commercial	240	235
Streaming Subscribers (Total (Paid))
Kayo	1,209 (1,151 paid)	914 (851 paid)
BINGE	1,305 (1,212 paid)	679 (516 paid)
Foxtel Now	215 (206 paid)	238 (228 paid)

Total Subscribers, including Flash (Total (Paid))	4,509 (4,338 paid)	3,777 (3,541 paid)

Segment EBITDA in the quarter decreased $12 million, or 13%, compared with the prior year. The decline was primarily driven by higher entertainment and sports programming rights costs, higher investment spending on streaming products and the $5 million, or 5%, negative impact from foreign currency fluctuations. The Company continues to expect full year costs to be flat compared to the prior year on a local currency basis. Adjusted Segment EBITDA decreased 8%.

Dow Jones

Revenues in the quarter increased $66 million, or 16%, compared to the prior year, which includes $20 million and $10 million contributions from the acquisitions of Investor’s Business Daily (“IBD”) and the Oil Price Information Services business and related assets (“OPIS”), respectively. The OPIS acquisition closed on February 28th, 2022. Adjusted Revenues at the Dow Jones segment increased 9% compared to the prior year, primarily due to the growth in circulation and subscription revenues from continued digital subscription gains and higher advertising revenues. Digital revenues at Dow Jones in the quarter represented 76% of total revenues compared to 74% in the prior year.

Circulation and subscription revenues increased $48 million, or 15%, which includes $18 million and $10 million contributions from the acquisitions of IBD and OPIS, respectively. Circulation revenue grew 16%, reflecting the acquisition of IBD and continued strong growth in digital-only subscriptions at The Wall Street Journal. Professional information business revenues grew 13%, primarily driven by the acquisition of OPIS and 12% growth in Risk & Compliance products, partially offset by negative foreign currency fluctuations. Digital circulation revenues accounted for 68% of circulation revenues for the quarter, compared to 64% in the prior year.

During the third quarter, total average subscriptions to Dow Jones’ consumer products reached over 4.8 million, a 14% increase compared to the prior year, and includes 122,000 IBD subscriptions, the majority being digital-only. Digital-only subscriptions to Dow Jones’ consumer products grew 19%. Total subscriptions to The Wall Street Journal grew 10% compared to the prior year, to over 3.7 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 16% to over 3 million average subscriptions in the quarter, and represented 82% of total Wall Street Journal subscriptions.

	For the three months ended March 31,
	2022	2021	% Change
(in thousands, except %)			Better/(Worse)
The Wall Street Journal
Digital-only subscriptions	3,036	2,625	16%
Total subscriptions	3,718	3,382	10%
Barron’s Group
Digital-only subscriptions	810	674	20%
Total subscriptions	1,008	887	14%
Total Consumer
Digital-only subscriptions	3,941	3,299	19%
Total subscriptions	4,848	4,269	14%

Advertising revenues increased $17 million, or 20%, primarily due to 21% growth in digital advertising revenues, driven by improvement in the financial services and technology categories and benefiting from higher average yield, as well as 18% growth in print advertising revenues, which continued to recover strongly from the COVID-19 related weakness in the prior year. Digital advertising accounted for 62% of total advertising revenues in the quarter, compared to 61% in the prior year.

Segment EBITDA for the quarter increased $6 million, or 7%, including a $5 million contribution from the acquisition of IBD, primarily due to higher revenues, as discussed above, partially offset by higher costs related to the OPIS acquisition, including $15 million of transaction costs, and higher employee costs. Adjusted Segment EBITDA increased 16%.

Book Publishing

Revenues in the quarter increased $25 million, or 5%, compared to the prior year, reflecting a $35 million contribution from the acquisition of Houghton Mifflin Harcourt’s Books and Media segment (“HMH”) and strong frontlist sales in General books, including Red Handed by Peter Schweizer, The Paris Apartment by Lucy Foley and One Damn Thing After Another by William Barr. The growth was partially offset by the $14 million impact from lower sales of the series of Bridgerton titles by Julia Quinn, lower sales of Children’s and foreign language books and the $6 million, or 1%, negative impact from foreign currency fluctuations. Adjusted Revenues decreased 1%. Digital sales declined 6% compared to the prior year, primarily due to lower e-book sales, mostly related to the Bridgerton series, partially offset by higher sales of downloadable audiobooks. Digital sales represented 23% of Consumer revenues for the quarter compared to 26% in the prior year.

Segment EBITDA for the quarter decreased $13 million, or 16%, compared to the prior year, driven by higher manufacturing and freight costs due to mix of titles and the impact from ongoing supply chain and inflationary pressures. Adjusted Segment EBITDA decreased 19%.

News Media

Revenues in the quarter increased $30 million, or 5%, as compared to the prior year, driven by the continued recovery of the post-COVID-19 advertising market and higher circulation and subscription revenues, partially offset by a $25 million, or 5%, negative impact from foreign currency fluctuations. Within the segment, revenues at News UK and News Corp Australia increased 4% and 2%, respectively. Wireless Group and the New York Post also saw higher revenues in the quarter. Adjusted Revenues for the segment increased 10% compared to the prior year.

Circulation and subscription revenues increased $13 million, or 5%, compared to the prior year, primarily due to higher content licensing revenues, digital subscriber growth and cover price increases, partially offset by a $12 million, or 4%, negative impact from foreign currency fluctuations and a decline in print volumes.

Advertising revenues increased $20 million, or 9%, compared to the prior year, driven by growth in digital advertising across the businesses due to higher impressions, primarily at The Sun and the Australian mastheads, improved yields and the recovery of print advertising at News UK (primarily at The Times and Sunday Times), partially offset by a $10 million, or 5%, negative impact from foreign currency fluctuations.

In the quarter, Segment EBITDA increased $31 million compared to the prior year, reflecting higher revenues, as discussed above. News Corp Australia and News UK contributed $25 million and $5 million, respectively, to the Segment EBITDA growth and Wireless Group and the New York Post were also positive contributors. The growth was partially offset by costs related to TalkTV, which launched in April 2022. The Company expects to incur at least $20 million of incremental costs in the fourth quarter of fiscal 2022 compared to the prior year, relating to product investments across the segment, including TalkTV. Adjusted Segment EBITDA increased $34 million.

Digital revenues represented 35% of News Media segment revenues in the quarter, compared to 30% in the prior year, and represented 32% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia as of March 31, 2022 were 946,000 (876,000 for news mastheads), compared to 807,000 (760,000 for news mastheads) in the prior year (Source: Internal data)
•The Times and Sunday Times closing digital subscribers, including the Times Literary Supplement, as of March 31, 2022 were 421,000, compared to 360,000 in the prior year (Source: Internal data)
•The Sun’s digital offering reached 171 million global monthly unique users in March 2022, compared to 119 million in the prior year (Source: Google Analytics)
•New York Post’s digital network reached 155 million unique users in March 2022, compared to 139 million in the prior year (Source: Google Analytics)

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the nine months ended March 31,
	2022	2021
	(in millions)
Net cash provided by operating activities	$1,030	$1,060
Less: Capital expenditures	(315)	(253)
	715	807
Less: REA Group free cash flow	(184)	(114)
Plus: Cash dividends received from REA Group	87	69
Free cash flow available to News Corporation	$618	$762

Net cash provided by operating activities of $1,030 million for the nine months ended March 31, 2022 was $30 million lower than $1,060 million in the prior year, primarily due to higher working capital, driven by higher employee bonus and equity-based compensation payments, payments related to one-time legal settlement costs and higher inventory purchases, as well as $22 million in higher interest payments, partially offset by higher Total Segment EBITDA as noted above.

Free cash flow available to News Corporation in the nine months ended March 31, 2022 was $618 million compared to $762 million in the prior year period. The decline was primarily due to higher capital expenditures and lower cash provided by operating activities, as mentioned above, partially offset by higher dividends received from REA Group. Foxtel’s capital expenditures for the nine months ended March 31, 2022 were $125 million, compared to $103 million in the prior year.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. The Company believes excluding REA Group’s free cash flow and including dividends received from REA Group provides users of its consolidated financial statements with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by operating activities to free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00pm EDT on May 5, 2022. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions, and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: digital real estate services, subscription video services in Australia, news and information services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Jim Kennedy
212-416-3363	212-416-4064
mflorin@newscorp.com	jkennedy@newscorp.com

Leslie Kim
212-416-4529
lkim@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended March 31,		For the nine months ended March 31,
	2022	2021	2022	2021
Revenues:
Circulation and subscription	$1,099	$1,076	$3,248	$3,108
Advertising	418	374	1,342	1,154
Consumer	497	472	1,615	1,436
Real estate	316	291	988	807
Other	162	122	518	361
Total Revenues	2,492	2,335	7,711	6,866
Operating expenses	(1,246)	(1,186)	(3,769)	(3,548)
Selling, general and administrative	(888)	(851)	(2,588)	(2,255)
Depreciation and amortization	(172)	(173)	(505)	(504)
Impairment and restructuring charges	(37)	(30)	(82)	(93)
Equity losses of affiliates	(4)	(5)	(10)	(9)
Interest expense, net	(25)	(12)	(68)	(32)
Other, net	13	61	143	132
Income before income tax expense	133	139	832	557
Income tax expense	(29)	(43)	(199)	(153)
Net income	104	96	633	404
Less: Net income attributable to noncontrolling interests	(22)	(17)	(120)	(60)
Net income attributable to News Corporation stockholders	$82	$79	$513	$344

Weighted average shares outstanding:
Basic	589	591	591	590
Diluted	592	595	594	593

Net income attributable to News Corporation stockholders per share:
Basic	$0.14	$0.13	$0.87	$0.58
Diluted	$0.14	$0.13	$0.86	$0.58

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of March 31, 2022	As of June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,865	$2,236
Receivables, net	1,532	1,498
Inventory, net	308	253
Other current assets	457	469
Total current assets	4,162	4,456

Non-current assets:
Investments	564	351
Property, plant and equipment, net	2,167	2,272
Operating lease right-of-use assets	976	1,035
Intangible assets, net	2,651	2,179
Goodwill	5,174	4,653
Deferred income tax assets	273	378
Other non-current assets	1,452	1,447
Total assets	$17,419	$16,771

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$317	$321
Accrued expenses	1,285	1,339
Deferred revenue	528	473
Current borrowings	306	28
Other current liabilities	1,091	1,073
Total current liabilities	3,527	3,234

Non-current liabilities:
Borrowings	2,496	2,285
Retirement benefit obligations	197	211
Deferred income tax liabilities	230	260
Operating lease liabilities	1,040	1,116
Other non-current liabilities	513	519
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	11,823	12,057
Accumulated deficit	(2,403)	(2,911)
Accumulated other comprehensive loss	(1,001)	(941)
Total News Corporation stockholders' equity	8,425	8,211
Noncontrolling interests	991	935
Total equity	9,416	9,146
Total liabilities and equity	$17,419	$16,771

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the nine months ended March 31,
	2022	2021
Operating activities:
Net income	$633	$404
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	505	504
Operating lease expense	95	96
Equity losses of affiliates	10	9
Cash distributions received from affiliates	20	14
Impairment charges	15	—
Other, net	(143)	(132)
Deferred income taxes and taxes payable	69	33
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(62)	(67)
Inventories, net	(82)	(21)
Accounts payable and other liabilities	(30)	220
Net cash provided by operating activities	1,030	1,060
Investing activities:
Capital expenditures	(315)	(253)
Acquisitions, net of cash acquired	(1,167)	(91)
Investments in equity affiliates and other	(99)	(25)
Proceeds from property, plant and equipment and other asset dispositions	(2)	24
Other, net	29	(1)
Net cash used in investing activities	(1,554)	(346)
Financing activities:
Borrowings	1,157	165
Repayment of borrowings	(662)	(326)
Repurchase of shares	(125)	—
Dividends paid	(114)	(104)
Other, net	(82)	(64)
Net cash provided by (used in) financing activities	174	(329)
Net change in cash and cash equivalents	(350)	385
Cash and cash equivalents, beginning of period	2,236	1,517
Exchange movement on opening cash balance	(21)	72
Cash and cash equivalents, end of period	$1,865	$1,974

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net income to Total Segment EBITDA for the three and nine months ended March 31, 2022 and 2021:

	For the three months ended March 31,
	2022	2021	Change	% Change
	(in millions)
Net income	$104	$96	$8	8%
Add:
Income tax expense	29	43	(14)	(33)%
Other, net	(13)	(61)	48	79%
Interest expense, net	25	12	13	**
Equity losses of affiliates	4	5	(1)	(20)%
Impairment and restructuring charges	37	30	7	23%
Depreciation and amortization	172	173	(1)	(1)%
Total Segment EBITDA	$358	$298	$60	20%
** - Not meaningful

	For the nine months ended March 31,
	2022	2021	Change	% Change
	(in millions)
Net income	$633	$404	$229	57%
Add:
Income tax expense	199	153	46	30%
Other, net	(143)	(132)	(11)	(8)%
Interest expense, net	68	32	36	**
Equity losses of affiliates	10	9	1	11%
Impairment and restructuring charges	82	93	(11)	(12)%
Depreciation and amortization	505	504	1	—%
Total Segment EBITDA	$1,354	$1,063	$291	27%
** - Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three and nine months ended March 31, 2022 and 2021:

	Revenues			Total Segment EBITDA
	For the three months ended March 31,			For the three months ended March 31,
	2022	2021	Difference	2022	2021	Difference
	(in millions)			(in millions)
As reported	$2,492	$2,335	$157	$358	$298	$60
Impact of acquisitions	(107)	—	(107)	1	—	1
Impact of divestitures	—	(6)	6	—	2	(2)
Impact of foreign currency fluctuations	85	—	85	16	—	16
Net impact of U.K. Newspaper Matters	—	—	—	3	3	—
As adjusted	$2,470	$2,329	$141	$378	$303	$75

	Revenues			Total Segment EBITDA
	For the nine months ended March 31,			For the nine months ended March 31,
	2022	2021	Difference	2022	2021	Difference
	(in millions)			(in millions)
As reported	$7,711	$6,866	$845	$1,354	$1,063	$291
Impact of acquisitions	(354)	—	(354)	(11)	6	(17)
Impact of divestitures	(1)	(23)	22	5	2	3
Impact of foreign currency fluctuations	22	—	22	4	—	4
Net impact of U.K. Newspaper Matters	—	—	—	9	8	1
As adjusted	$7,378	$6,843	$535	$1,361	$1,079	$282

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for each of the three month periods in the nine months ended March 31, 2022 and 2021 are as follows:

	Fiscal Year 2022
	Q1	Q2	Q3
U.S. Dollar per Australian Dollar	$0.74	$0.73	$0.72
U.S. Dollar per British Pound Sterling	$1.38	$1.35	$1.34

	Fiscal Year 2021
	Q1	Q2	Q3
U.S. Dollar per Australian Dollar	$0.71	$0.73	$0.77
U.S. Dollar per British Pound Sterling	$1.29	$1.32	$1.38

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and nine months ended March 31, 2022 and 2021 are as follows:

	For the three months ended March 31,
	2022	2021	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$394	$345	14%
Subscription Video Services	529	523	1%
Dow Jones	460	421	9%
Book Publishing	484	490	(1)%
News Media	603	550	10%
Other	—	—	—%
Adjusted Total Revenues	$2,470	$2,329	6%

Adjusted Segment EBITDA:
Digital Real Estate Services	$141	$119	18%
Subscription Video Services	84	91	(8)%
Dow Jones	95	82	16%
Book Publishing	65	80	(19)%
News Media	42	8	**
Other	(49)	(77)	36%
Adjusted Total Segment EBITDA	$378	$303	25%
** - Not meaningful

	For the nine months ended March 31,
	2022	2021	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Digital Real Estate Services	$1,162	$958	21%
Subscription Video Services	1,521	1,530	(1)%
Dow Jones	1,373	1,253	10%
Book Publishing	1,538	1,492	3%
News Media	1,784	1,610	11%
Other	—	—	—%
Adjusted Total Revenues	$7,378	$6,843	8%

Adjusted Segment EBITDA:
Digital Real Estate Services	$473	$385	23%
Subscription Video Services	281	293	(4)%
Dow Jones	325	263	24%
Book Publishing	240	255	(6)%
News Media	181	52	**
Other	(139)	(169)	18%
Adjusted Total Segment EBITDA	$1,361	$1,079	26%

** - Not meaningful

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three and nine months ended March 31, 2022 and 2021:

	For the three months ended March 31, 2022
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$416	$(38)	$—	$16	$—	$394
Subscription Video Services	494	—	—	35	—	529
Dow Jones	487	(30)	—	3	—	460
Book Publishing	515	(37)	—	6	—	484
News Media	580	(2)	—	25	—	603
Other	—	—	—	—	—	—
Total Revenues	$2,492	$(107)	$—	$85	$—	$2,470

Segment EBITDA:
Digital Real Estate Services	$137	$(3)	$—	$7	$—	$141
Subscription Video Services	79	—	—	5	—	84
Dow Jones	88	7	—	—	—	95
Book Publishing	67	(3)	—	1	—	65
News Media	39	—	—	3	—	42
Other	(52)	—	—	—	3	(49)
Total Segment EBITDA	$358	$1	$—	$16	$3	$378

	For the three months ended March 31, 2021
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$351	$—	$(6)	$—	$—	$345
Subscription Video Services	523	—	—	—	—	523
Dow Jones	421	—	—	—	—	421
Book Publishing	490	—	—	—	—	490
News Media	550	—	—	—	—	550
Other	—	—	—	—	—	—
Total Revenues	$2,335	$—	$(6)	$—	$—	$2,329

Segment EBITDA:
Digital Real Estate Services	$117	$—	$2	$—	$—	$119
Subscription Video Services	91	—	—	—	—	91
Dow Jones	82	—	—	—	—	82
Book Publishing	80	—	—	—	—	80
News Media	8	—	—	—	—	8
Other	(80)	—	—	—	3	(77)
Total Segment EBITDA	$298	$—	$2	$—	$3	$303

	For the nine months ended March 31, 2022
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$1,298	$(144)	$(1)	$9	$—	$1,162
Subscription Video Services	1,502	—	—	19	—	1,521
Dow Jones	1,439	(68)	—	2	—	1,373
Book Publishing	1,678	(138)	—	(2)	—	1,538
News Media	1,794	(4)	—	(6)	—	1,784
Other	—	—	—	—	—	—
Total Revenues	$7,711	$(354)	$(1)	$22	$—	$7,378

Segment EBITDA:
Digital Real Estate Services	$453	$11	$5	$4	$—	$473
Subscription Video Services	279	—	—	2	—	281
Dow Jones	327	(3)	—	1	—	325
Book Publishing	259	(19)	—	—	—	240
News Media	184	—	—	(3)	—	181
Other	(148)	—	—	—	9	(139)
Total Segment EBITDA	$1,354	$(11)	$5	$4	$9	$1,361

	For the nine months ended March 31, 2021
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Digital Real Estate Services	$980	$—	$(22)	$—	$—	$958
Subscription Video Services	1,530	—	—	—	—	1,530
Dow Jones	1,253	—	—	—	—	1,253
Book Publishing	1,492	—	—	—	—	1,492
News Media	1,610	—	—	—	—	1,610
Other	1	—	(1)	—	—	—
Total Revenues	$6,866	$—	$(23)	$—	$—	$6,843

Segment EBITDA:
Digital Real Estate Services	$378	$6	$1	$—	$—	$385
Subscription Video Services	293	—	—	—	—	293
Dow Jones	263	—	—	—	—	263
Book Publishing	255	—	—	—	—	255
News Media	52	—	—	—	—	52
Other	(178)	—	1	—	8	(169)
Total Segment EBITDA	$1,063	$6	$2	$—	$8	$1,079

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”), impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported net income attributable to News Corporation stockholders and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three and nine months ended March 31, 2022 and 2021:

	For the three months ended March 31, 2022		For the three months ended March 31, 2021
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income	$104		$96
Less: Net income attributable to noncontrolling interests	(22)		(17)
Net income attributable to News Corporation stockholders	$82	$0.14	$79	$0.13
U.K. Newspaper Matters	3	0.01	3	—
Impairment and restructuring charges(a)	37	0.05	30	0.05
Other, net	(13)	(0.02)	(61)	(0.10)
Tax impact on items above	(17)	(0.03)	4	0.01
Impact of noncontrolling interest on items above	4	0.01	—	—
As adjusted	$96	$0.16	$55	$0.09
(a)During the three months ended March 31, 2022, the Company recognized a non-cash impairment charge of $15 million related to the write-down of fixed assets associated with the shutdown and anticipated sale of certain U.S. printing facilities at the Dow Jones segment.

	For the nine months ended March 31, 2022		For the nine months ended March 31, 2021
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income	$633		$404
Less: Net income attributable to noncontrolling interests	(120)		(60)
Net income attributable to News Corporation stockholders	$513	$0.86	$344	$0.58
U.K. Newspaper Matters	9	0.02	8	0.01
Impairment and restructuring charges(a)	82	0.14	93	0.15
Equity losses of affiliates(b)	3	0.01	—	—
Other, net	(143)	(0.24)	(132)	(0.22)
Tax impact on items above	(15)	(0.03)	(8)	(0.01)
Impact of noncontrolling interest on items above	45	0.07	(2)	—
As adjusted	$494	$0.83	$303	$0.51
(a)During the nine months ended March 31, 2022, the Company recognized a non-cash impairment charge of $15 million related to the write-down of fixed assets associated with the shutdown and anticipated sale of certain U.S. printing facilities at the Dow Jones segment.
(b)During the nine months ended March 31, 2022, the Company recognized a non-cash impairment charge related to an equity method investment.